                                   EXHIBIT 4.1

                        PLAN AND AGREEMENT OF CONVERSION

                  THIS PLAN AND AGREEMENT OF CONVERSION (the "Agreement") is made and entered into as of the 30th day of July, 1993, between and among IMAGE INDUSTRIES, INC., a Delaware corporation (the "Company"), and LARRY M. MILLER and H. STAN PADGETT, holders of nonqualified stock options (the "Option Holders"), and those holders of stock appreciation units who are listed on
Schedule I hereto (the "SAR Holders"). The Option Holders and the SAR Holders are sometimes collectively referred to herein as the "Holders".

                              W I T N E S S E T H:

                  WHEREAS, the Company has adopted a 1991 Stock Option Plan (the "1991 SOP") and has entered into agreements with each of the Option Holders whereby the Company granted the Option Holders nonqualified stock options to acquire the number of shares of the Company's common capital stock, $.01 par value (the "Common Stock"), set forth opposite such Option Holder's name under the heading 1991 SOP on Schedule II hereto; and

                  WHEREAS, the Company has adopted a 1991 Time Accelerated Restricted Stock Option Plan (the "TARSOP") and has entered into agreements with each of the Option Holders whereby the Company granted to the Option Holders nonqualified stock options (together with the options granted under the 1991 SOP, called "Options") to acquire the number of shares of Common Stock set forth opposite such Option Holder's name under the heading TARSOP on Schedule II hereto; and

                  WHEREAS, the Company has adopted an Incentive Stock Appreciation Rights Plan, as amended and restated (the "ISARP"), and has entered into agreements with certain SAR Holders whereby the Company granted such SAR Holders the right to receive the number of stock appreciation units ("SAUs") set forth opposite such SAR Holder's name under the heading ISARP on Schedule I hereto; and

                  WHEREAS, the Company has adopted a Time Accelerated Restricted Stock Appreciation Rights Plan, as amended and restated (the "TARSARP"), and has entered into agreements with certain SAR Holders whereby the Company granted such SAR Holders the right to receive the number of SAUs set forth opposite such SAR Holder's name under the heading TARSARP on Schedule I hereto; and

                  WHEREAS, the Company has entered into an Investor Stock Appreciation Rights Agreement, as amended and restated (the "Investor SAR") whereby the Company granted certain SAR Holders the right to receive the number of SAUs set forth opposite such SAU Holder's name under the heading Investor SAR on Schedule I hereto; and

                  WHEREAS, the Company is currently contemplating public offerings of its stock (the "Offerings") pursuant to a registration statement filed under the Securities Act of 1933; and

                  WHEREAS, the Holders have agreed to relinquish their existing Options and SAUs effective upon the execution by the Company of the Underwriting Agreement in connection with the Offerings (the "Effective Date") in exchange for new fully vested nonqualified stock options (the "Replacement Stock Options") to be issued by the Company effective as of the Effective Date; and

                  WHEREAS, the Company has agreed to enter into Replacement Stock Option Agreements in connection with the Offerings, pursuant to which the Company will grant said Replacement Stock Options to the Holders in an amount equal to all vested and unvested Options and SAUs relinquished by such Holder; and

                  WHEREAS, the Company and the Holders desire to set forth herein their agreement with respect to the cancellation of the existing option and stock appreciation rights plans and agreements and all Options and SAUs granted thereunder.

                  NOW THEREFORE, for and in consideration of the above premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                  1. CANCELLATION OF EXISTING OPTION PLANS. As of the Effective Date, the 1991 SOP, the TARSOP, all agreements entered into thereunder and all Options granted pursuant thereto shall be terminated and cancelled and of no further force and effect, without any further action on the part of the Company or the Holders.

                  2. CANCELLATION OF EXISTING SAR PLANS. As of the Effective Date, the ISARP, the TARSARP, the Investor SAR, all agreements entered into thereunder and all SAUs granted pursuant thereto hall be terminated and cancelled and of no further force and effect, without any further action on the part of the Company or the Holders.

                  3. GRANT OF OPTIONS. In replacement of the SAUs and Options, and subject to the terms and conditions hereinafter stated, the Company hereby grants to the Holders that number of Replacement Stock Options set forth opposite such Holder's name on Schedule III hereto, which shall be adjusted upon and on the same basis as the Company's proposed stock split, currently contemplated to be 3.294097882-to-1, such grant to be effective as of the Effective Date and conditioned upon the execution by the Company of the Underwriting Agreement in connection with the Offerings. The Replacement Stock Options shall entitle the Holder to purchase shares of Common Stock at a purchase price of $.01 for each share of Common Stock acquired. Immediately after the Effective Date, the Company and each Holder shall execute and deliver a Replacement Stock Option Agreement in the form attached hereto as Exhibit "A," which agreement shall set forth the terms and conditions of exercise of the Replacement Stock Options.

                  4.       TAXATION OF OPTIONS.

                           (a) The Company does hereby agree that in the event
that prior to the sale by a Holder who is an employee of the Company as of the date hereof (the "Employee Holders") of the shares of Common Stock underlying the Replacement Stock Options, any federal or state taxing authority finally determines that the grant of the Replacement Stock Options pursuant to Replacement Stock Option Agreements is a taxable event to the Holders on the date of grant, the Company will lend to the Employee Holders the funds necessary to pay any federal or state income tax liability incurred by such Employee Holder which is attributable solely to such event (after taking into consideration all items of income, loss deduction or credit, including adjustments thereto, of the Employee Holder); provided that the Employee Holder shall repay all such funds, without interest, to the Company within six (6) months of the date of such loan. All such loans shall be evidenced by a promissory note in favor of the Company whereby the Employee Holder shall be personally obligated to repay the loan, secured by a pledge of all of the Common Stock owned by such Employee Holder and the Common Stock issuable upon the exercise of the Replacement Stock Options. As a condition to the making of any such loan to an Employee Holder, such Holder shall be required to execute and deliver to the Company a Promissory Note substantially in the form as Exhibit "B" attached hereto (the "Note"), and a Stock Pledge Agreement, substantially in the form as Exhibit "C" attached hereto, together with an appropriate stock power in favor of the Company, and to deliver all such instruments and certificates for Common Stock owned or held by such Employee Holder to the Company at the time of the loan. In the event of a default on any loan, the Company shall be entitled to exercise the Replacement Stock Options in the name of the Employee Holder and to sell a sufficient number of shares of Common Stock owned by such Employee Holder in order to pay in full the obligations to the Company under the Note and shall have such other rights as described in the Stock Pledge Agreement.

                           (b)      The Company further agrees that it will pay
a bonus (the "Bonus"), subject to applicable withholding taxes, to such Employee Holder in the amount of any interest or penalties imposed by any federal or state taxing authority upon such Employee Holder resulting from the failure of the Employee Holder to report the grant of the Replacement Stock Options as a taxable event; provided, however, that (i) if such final determination by any federal or state taxing authority is made after the sale by the Employee Holder of the shares of Common Stock underlying the Replacement Stock Options, the Company shall pay the Bonus (in the amount of all such penalties and interest accrued through the date of the sale of the Common Stock) at the request of the Employee Holder so that the payment of the Bonus by the Company will coincide with the payment of the tax liability by the Holder; and (ii) if such determination by any federal or state taxing authority is made before the sale by the Holder of the shares of Common Stock underlying the Replacement Stock Options, the Company will pay the Bonus (in the amount of all such interest and penalties through the date of the loan by the Company to the Employee Holder), and payment of the Bonus will be made by the Company on the date of such loan. At the Company's option, payment of the Bonus and the tax liability may be made directly to the federal or state taxing authority for the benefit of the Employee Holder, and the income tax portion thereof shall be deemed a loan to Employee Holder and shall comprise the amount of the Note.

                           The Company and the Holders acknowledge that the
Holders will not be required to contest any such determination by federal or state taxing authority and the Company may contest, in the names of the Holders, such determination if it chooses to do so, at its own expense, provided that any interest or penalties that continue to accrue during a contest of such determination by the Company shall be the responsibility of the Company. Each of the Holders shall promptly notify the Company of any communication from any federal or state taxing authority concerning the Replacement Stock Options, and does hereby covenant and agree that he shall not take a position on any federal, state or other tax return or filing concerning the taxability of the Replacement Stock Options which is inconsistent with the position taken by the Company that the event of exercise, rather than the event of grant, of the Replacement Stock Options is the proper taxable event, and in the event of a breach of this covenant, the Company shall have no obligation to make the aforementioned loan to the Employee Holders or to pay any Bonus as described above. Each Employee Holder does hereby acknowledge and agree that any and all payments to or for the benefit of such Holder shall be deemed to be compensation to such Holder in consideration for past and future services.

                           (c)      The Company shall have no obligation: (i)
to make any loans with respect to the tax effect on any Holder arising from the loans or payments set forth in paragraphs 4(a) and (b) above to or for the benefit of a Holder; or (ii) to make any payments or loans with respect to the tax incidents arising from the loans and payments set forth in paragraphs 4(a) and
(b) above, exercise of the Replacement Stock Options or sale or disposition of the underlying shares of Common Stock.

                           (d)      Each Holder does hereby acknowledge and
agree that it is the intent of the parties hereto that each Holder shall be responsible for any and all income taxes required to be withheld by the Company upon exercise of the Replacement Stock Options, and each Holder hereby agrees to provide the Company no less than fifteen (15) days' prior written notice of his or her intent to exercise the Replacement Stock Options and to repay the Company the amount of any income taxes required to be withheld by the Company upon such exercise, or upon grant if withholding is required pursuant to the provisions of
Section 4(a) above, all as set forth in the Replacement Stock Option Agreement. Alternatively, the Company shall have the right to retain and sell such Holder's shares of Common Stock issuable upon exercise of the Replacement Stock Options in order to satisfy such obligation.

                  5. RESTRICTION ON SALE OF STOCK. In connection with the Company's agreement hereunder, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Replacement Stock Options or any shares of Common Stock of the Company purchased by such Holder on the exercise of the Replacement Stock Options, for a period of one hundred eighty (180) days from the Effective Date, and to execute an appropriate Lock-up Agreement to further evidence said obligation.

                  6. REGISTRATION RIGHTS. Simultaneously herewith, the Company and the Holders have entered into a Registration Rights Agreement whereby the Company has agreed to file a registration statement under the Securities Act of 1933 to register the shares of Common Stock underlying the Replacement Stock Options upon the terms set forth in the Registration Rights Agreement.

                  7. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE HOLDERS. This Agreement and obligations of the Company and the Holders hereunder are conditioned upon the execution by the Company of the Underwriting Agreement in connection with the Offerings. In the event that such Underwriting Agreement is not executed within ninety (90) days of the date hereof, this Agreement shall be null and void and of no force and effect and shall automatically terminate, and the 1991 SOP, the TARSOP, the ISARP, the TARSARP and the Investor SAR shall continue in effect in accordance with the terms thereof and shall be unaffected hereby.

                  8. GRANT OF REMAINING SAUS IN EMPLOYEE POOL. Upon the Effective Date, all unallocated existing SAUs remaining in the employee pool under the ISARP and the TARSARP shall be deemed to have been granted to the Holders set forth on Schedule IV hereto and in the amounts set forth opposite such Holder's name on said schedule, and such SAUs shall be replaced in full by the Replacement Stock Options set forth on Schedule III. If the Underwriting Agreement in connection with the Offerings is not executed by the Company within ninety (90) days of the date hereof, such SAUs shall not be deemed to have been granted but shall remain unallocated and unissued.

                  9.       MISCELLANEOUS.

                           (a)      Further Assurances.  The parties hereto
agree to execute and deliver any and all agreements and documents which may be reasonable necessary to carry out the intent of this Agreement.

                           (b)      Entire Agreement.  All exhibits and
schedules hereto shall be deemed to be incorporated into and made a part of this Agreement. This Agreement together with the exhibits and schedules hereto and the documents referenced herein contain the entire agreement among the parties, and there are no agreements, representations or warranties which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by all parties hereto.

                           (c)      Binding Effect.  This Agreement shall be
binding upon and inure to the benefit of the parties hereto and their respective successor and assigns; provided, however, this Agreement and all rights hereunder may not be assigned by any Holder except with the prior written consent of the Company.

                           (d)      Separate Counterparts.  This Agreement may
be executed in several identical counterparts, all of which when taken together shall constitute but one instrument, and it shall not be necessary in any court of law to introduce more than one fully executed counterpart in proving this Agreement.

                           (e)      Severability.  The provisions of this
Agreement are several, and the invalidity of any provision shall not affect the validity of any other provision.

                           (f)      Captions.  The captions have been inserted
solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

                           (g)      Governing Law.  The execution,
interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to a choice or conflict of law provision of said state.



                     [EXECUTION SET FORTH ON FOLLOWING PAGE]

                  IN WITNESS WHEREOF, the parties hereto have set forth their respective hands and seals as of the date first above written.

                   THE COMPANY:

                   IMAGE INDUSTRIES, INC.


                   BY:  /s/ H. Stan Padgett
                        -------------------------------------------------
                        H. STAN PADGETT, President


                   OPTION HOLDERS:


                   /s/ H. Stan Padgett                                   (SEAL)
                   ------------------------------------------------------
                   H. STAN PADGETT

                   /s/ Larry M. Miller/by H. Stan Padgett                (SEAL)
                   ------------------------------------------------------
                   LARRY M. MILLER


                   SAR HOLDERS:


                   /s/ H. Stan Padgett                                   (SEAL)
                   ------------------------------------------------------
                   H. STAN PADGETT

                   /s/ Larry M. Miller/by H. Stan Padgett                (SEAL)
                   ------------------------------------------------------
                   LARRY M. MILLER

                   /s/ Sue Pettit/by H. Stan Padgett                     (SEAL)
                   ------------------------------------------------------
                   SUE PETTIT

                   /s/ Andrew J. Montgomery/by H. Stan Padgett           (SEAL)
                   ------------------------------------------------------
                   ANDREW J. MONTGOMERY

                   /s/ Edward R. Melcowsky/by H. Stan Padgett            (SEAL)
                   ------------------------------------------------------
                   EDWARD R. MELCOWSKY

                   /s/ Lawrence S. Kovich/by H. Stan Padgett            (SEAL)
                   -----------------------------------------------------
                   LAWRENCE S. KOVICH

                   /s/ Lawrence A. Poston/by H. Stan Padgett            (SEAL)
                   -----------------------------------------------------
                         LAWRENCE A. POSTON

                   /s/ Harold Wayne Thomerson/by H. Stan Padgett        (SEAL)
                   -----------------------------------------------------
                   HAROLD WAYNE THOMERSON

                   /s/ John E. Richmeier/by H. Stan Padgett             (SEAL)
                   -----------------------------------------------------
                   JOHN E. RICHMEIER

                   /s/ Charles D. Pope/by H. Stan Padgett               (SEAL)
                   -----------------------------------------------------
                   CHARLES D. POPE

                   /s/ Ted R. Williams/by H. Stan Padgett               (SEAL)
                   -----------------------------------------------------
                   TED R. WILLIAM

                   /s/ Deborah A. Akins/by H. Stan Padgett              (SEAL)
                   -----------------------------------------------------
                   DEBORAH A. AKINS

                   /s/ Arthur G. Peppers, Jr./by H. Stan Padgett        (SEAL)
                   -----------------------------------------------------
                   ARTHUR G. PEPPERS, JR.

                   /s/ James E. Meredith/by H. Stan Padgett             (SEAL)
                   -----------------------------------------------------
                   JAMES E. MEREDITH

                   /s/ James W. Dillard, Sr./by H. Stan Padgett         (SEAL)
                   -----------------------------------------------------
                   JAMES W. DILLARD, SR.

                   /s/ William M. Byars/by H. Stan Padgett              (SEAL)
                   -----------------------------------------------------
                   WILLIAM M. BYARS

                   /s/ Jerry H. Johnston/by H. Stan Padgett             (SEAL)
                   -----------------------------------------------------
                   JERRY H. JOHNSTON

                   /s/ Harry Foss/by H. Stan Padgett                    (SEAL)
                   -----------------------------------------------------
                   HARRY FOSS

                   /s/ Kevin P. Hayes/by H. Stan Padgett                (SEAL)
                   -----------------------------------------------------
                   KEVIN P. HAYES

                   /s/ Kenneth A. Kizziah/by H. Stan Padgett            (SEAL)
                   -----------------------------------------------------
                   KENNETH A. KIZZIAH

                   /s/ Paul Merideth                                    (SEAL)
                   -----------------------------------------------------
                   PAUL MERIDETH

                   /s/ Susan S. Carter/by H. Stan Padgett               (SEAL)
                   -----------------------------------------------------
                   SUSAN S. CARTER

                   /s/ Michael W. Zima                                  (SEAL)
                   -----------------------------------------------------
                   MICHAEL W. ZIMA

                   /s/ James L. Payne/by H. Stan Padgett                (SEAL)
                   -----------------------------------------------------
                   JAMES L. PAYNE

                   /s/ Marion D. Deese/by H. Stan Padgett               (SEAL)
                   -----------------------------------------------------
                   MARION D. DEESE

                   /s/ Tracy A. Thomas/by H. Stan Padgett               (SEAL)
                   -----------------------------------------------------
                   TRACY A. THOMAS

                   /s/ Edna Kay Bishop/by H. Stan Padgett               (SEAL)
                   -----------------------------------------------------
                   EDNA KAY BISHOP

                   /s/ Jean D. Stowe/by H. Stan Padgett                 (SEAL)
                   -----------------------------------------------------
                   JEAN D. STOWE

                   /s/ W. Keith Grigsby/by H. Stan Padgett              (SEAL)
                   -----------------------------------------------------
                   W. KEITH GRIGSBY

                   /s/ William R. Turner, Jr./by H. Stan Padgett        (SEAL)
                   -----------------------------------------------------
                   WILLIAM R. TURNER, JR.

                   /s/ William Glenn Henderson/by H. Stan Padgett       (SEAL)
                   -----------------------------------------------------
                   WILLIAM GLENN HENDERSON

                   /s/ Mohd Rauf Chitalwala/by H. Stan Padgett          (SEAL)
                   -----------------------------------------------------
                   MOHD RAUF CHITALWALA

                   /s/ Phil Cavin/by H. Stan Padgett                    (SEAL)
                   -----------------------------------------------------
                   PHIL CAVIN

                   /s/ Harry W. Shearer/by H. Stan Padgett              (SEAL)
                   -----------------------------------------------------
                   HARRY W. SHEARER

                   /s/ Anne M. Shearer/by H. Stan Padgett               (SEAL)
                   -----------------------------------------------------
                   ANNE M. SHEARER

                   /s/ Hugh D. Bennett                                  (SEAL)
                   -----------------------------------------------------
                   HUGH D. BENNETT

                   /s/ Durwood W. French/by H. Stan Padgett             (SEAL)
                   -----------------------------------------------------
                   DURWOOD W. FRENCH

                   /s/ Robert C. King/by H. Stan Padgett                (SEAL)
                   -----------------------------------------------------
                   ROBERT C. KING

                   /s/ C. Houston Ward/by H. Stan Padgett               (SEAL)
                   -----------------------------------------------------
                   C. HOUSTON WARD

                   GRISANTI, GALEF & GOLDRESS


                   By: /s/ Grisanti, Galef & Goldress/by H. Stan Padgett
                   Its:
                       -------------------------------------------------

                                  SCHEDULE I

                                 SAR HOLDERS

                                                                                                INVESTOR
                                       ISARP                     TARSARP                           SAR
                                       -----                     -------                           ---
Sue Pettit                            3,036                          0                              0
Andrew J. Montgomery                    704                        796                              0
Edward R. Melcowsky                     907                      1,093                              0
Lawrence S. Kovich                      453                        547                              0
Lawrence A. Poston                      250                        250                              0
Harold Wayne Thomerson                  381                        441                              0
John E. Richmeier                       703                        797                              0
Charles D. Pope                         657                        843                              0
Ted R. Williams                         453                        547                              0
Deborah A. Akins                        453                        547                              0
Arthur G. Peppers, Jr.                  453                        547                              0
James E. Meredith                     3,035                      3,036                              0
James W. Dillard, Sr.                   453                        547                              0
William M. Byars                        453                        547                              0
Jerry H. Johnston                       703                        797                              0
Harry Foss                              453                        547                              0
Kevin P. Hayes                          453                        547                              0
Kenneth A. Kizziah                      454                        546                              0
Paul Merideth                         9,108                      9,107                              0
Susan S. Carter                         454                        546                              0
Michael W. Zima                         454                        546                              0
James L. Payne                          407                        593                              0
Marion D. Deese                         407                        593                              0
Tracy A. Thomas                         204                        296                              0
Edna Kay Bishop                         204                        296                              0
Jean D. Stowe                           204                        296                              0
W. Keith Grigsby                        204                        296                              0
William R. Turner, Jr.                  204                        296                              0
William Glenn Henderson                 204                        296                              0
Mohd Rauf Chitalwala                    407                        593                              0
Phil Cavin                              407                        593                              0
H. Stan Padgett                      18,530                     18,530                         74,370
Harry W. Shearer                      2,941                      2,941                          1,500
Anne M. Shearer                           0                          0                         10,833
Hugh D. Bennett                       2,941                      2,941                         12,333
Durwood W. French                     2,941                      2,941                         12,333
Robert C. King                        2,941                      2,941                         12,333
C. Houston Ward                       2,941                      2,941                         12,333
Grisanti, Galef & Goldress                0                          0                         30,000
                                    -------                    -------                         ------

           Total:                    60,557                     60,557                        166,035

                                   SCHEDULE II

                                 OPTION HOLDERS


                                              1991 SOP                             TARSOP
                                              --------                             ------
Larry M. Miller                                23,530                              23,530

H. Stan Padgett                                 5,000                               5,000
                                              -------                              ------
       Total:                                  28,530                              28,530

                                  SCHEDULE III

                     REPLACEMENT STOCK OPTIONS TO BE GRANTED

                                                                              NUMBER OF
                                                                             REPLACEMENT
NAME                                                                      STOCK OPTIONS (1)
----                                                                      -----------------
H. Stan Padgett                                                                121,430
Harry W. Shearer                                                                 7,382
Anne M. Shearer                                                                 10,833
Hugh D. Bennett                                                                 18,215
Durwood W. French                                                               18,215
Robert C. King                                                                  18,215
C. Houston Ward                                                                 18,215
Grisanti, Galef & Goldress                                                      30,000
Larry M. Miller                                                                 47,060
Sue Pettit                                                                       3,036
Andrew J. Montgomery                                                             1,500
Edward R. Melocowsky                                                             2,000
Lawrence S. Kovich                                                               1,000
Lawrence A. Poston                                                                 500
Harold Wayne Thomerson                                                             822
John E. Richmeier                                                                1,500
Charles D. Pope                                                                  1,500
Ted R. Williams                                                                  1,000
Deborah A. Akins                                                                 1,000
Arthur G. Peppers, Jr.                                                           1,000
James E. Meredith                                                                6,071
James W. Dillard, Sr.                                                            1,000
William M. Byars                                                                 1,000
Jerry H. Johnston                                                                1,500
Harry Foss                                                                       1,000
Kevin P. Hayes                                                                   1,000
Kenneth A. Kizziah                                                               1,000
Paul Meredith                                                                   18,215
Susan S. Carter                                                                  1,000
Michael W. Zima                                                                  1,000
James L. Payne                                                                   1,000
Marion D. Deese                                                                  1,000
Tracy A. Thomas                                                                    500
Edna Kay Bishop                                                                    500
Jean D. Stowe                                                                      500
W. Keith Grigsby                                                                   500
William R. Turner, Jr.                                                             500
William Glenn Henderson                                                            500
Mohd Rauf Chitalwala                                                             1,000
Phil Cavin                                                                       1,000
                                                                               -------
            Total:                                                             344,209

-----------------------

        (1) This number will be adjusted upon and on the same basis as the stock split currently contemplated by the Company at
                  3.294097882 shares for each existing share.

                                                 SCHEDULE IV

                                                   ISARP                              TARSARP
                                                   -----                              -------
Andrew J. Montgomery                                204                                  296
Edward R. Melocowsky                                407                                  593
Lawrence S. Kovich                                  203                                  297
John E. Richmeier                                   203                                  297
Charles D. Pope                                     407                                  593
Ted R. Williams                                     203                                  297
Deborah A. Akins                                    203                                  297
Arthur G. Peppers, Jr.                              203                                  297
James W. Dillard, Sr.                               203                                  297
William M. Byars                                    203                                  297
Jerry J. Johnston                                   203                                  297
Harry Foss                                          203                                  297
Kevin P. Hayes                                      203                                  297
Kenneth A. Kizziah                                  204                                  296
Susan S. Carter                                     204                                  296
Michael W. Zima                                     204                                  296
James L. Payne                                      407                                  593
Marion D. Deese                                     407                                  593
Tracy A. Thomas                                     204                                  296
Edna Kay Bishop                                     204                                  296
Jean D. Stowe                                       204                                  296
W. Keith Grigsby                                    204                                  296
William R. Turner, Jr.                              204                                  296
William Glenn Henderson                             204                                  296
Mohd Rauf Chitalwala                                407                                  593
Phil Cavin                                          407                                  593
Harold Wayne Thomerson                              131                                  191

                                   EXHIBIT "A"

                  REPLACEMENT STOCK OPTION AGREEMENT ("OPTION AGREEMENT") DATED AS OF _______________ 1993, BETWEEN IMAGE INDUSTRIES, INC., A DELAWARE CORPORATION (THE "COMPANY"), AND THE INDIVIDUAL LISTED ON THE SIGNATURE PAGE HERETO AS THE OPTION HOLDER, ("OPTION HOLDER')

         On this date, the Company granted to the Option Holder the nonqualified stock option(s) hereinafter described pursuant to this Option Agreement, and subject to and upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

         1. Subject to all of the terms of that certain Plan and Agreement of Conversion entered into as of the ___ day of July, 1993, by and among the Company and Option Holder (the "Plan"), on this date (hereinafter the "Effective Date"), the Company hereby grants to the Option Holder, as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option to purchase all or any part of that aggregate number of shares of the Company's common stock, $.01 par value per share (the "Common Stock") as set forth on Schedule I hereto opposite the name of the Option Holder, on the terms and conditions herein set forth (the "Option").

         2. The purchase price of the shares of Common Stock subject to the Option shall be $.01 per share.

         3. Subject to the provisions of paragraph 5 of this Option Agreement and subject to the terms of that certain Lock-up Letter in favor of Shearson Lehman Brothers, Inc., Prudential Securities Incorporated, Lehman Brothers International (Europe) and Prudential Bache Securities (U.K.) Inc., the Option shall be exercisable in whole at any time or in part from time to time after the date hereof and during the term of the Option as to all or any of the shares of Common Stock then available for purchase under the Option, but not as to less than 50 shares (or the shares then purchasable under the Option if less than 50 shares) at any one time. Subject to paragraph 4, the term of the Option shall begin on the date hereof and shall expire on March 30, 2006. The Option Holder shall have none of the rights of a shareholder with respect to the shares of Common Stock subject to the Option until such shares shall have been transferred to the Option Holder upon the exercise of the Option in accordance herewith and with the terms of the Plan.

         4. Subject to the rights of the Company under Section 4 of the Plan, the Option shall not be transferable by the Option Holder otherwise than by will or the laws of descent and distribution, and the Option is exercisable, during the Option Holder's lifetime, only by the Option Holder. The designation of a beneficiary by an Option Holder shall not constitute a transfer. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as aforesaid), pledged or encumbered in any way, unless in favor of the Company (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process, except by the Company. In the event of any attempted assignment, transfer, pledge, encumbrance or other disposition of the Option contrary to the provisions hereof, or the levy of any attachment or similar process upon the Option, the Option and any such attempted assignment, transfer, pledge, encumbrance or disposition shall be null and void and of no further effect. The Option Holder further covenants and agrees that (i) the shares of Common Stock underlying the Option (to the extent not exercised) shall be subject to each of the restrictions set forth in this paragraph above, and (ii) he shall not enter into any agreement whatsoever prohibiting or restricting the pledge of the shares of Common Stock issuable upon exercise of the Option to the Company to secure the loan described in Section 4 of the Plan (the "Loan"), and in the event the Option Holder breaches this provision and enters into any such agreement, the Company will have no obligation to make the Loan to the Option Holder.

         5. If the Option Holder shall die, the Option may be exercised in full for the aggregate number of shares of Common Stock covered thereby by the legatee or legatees of the Option under the Option Holder's last will, or by the personal representatives or distributees of the estate of the Option Holder, during the term of the Option as defined by and subject to the provisions of paragraph 3, above.

         6. If all or any portion of the Option is exercised subsequent to any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, split-off, spin-off or other similar change in capitalization, any distribution to common shareholders, including a rights offering, other than cash dividends, or any like change, the Board of Directors of the Company (the "Board") or the Compensation Committee established by the Board (the "Committee") shall make such appropriate adjustments in the purchase price paid upon exercise of the Option and the aggregate number and class of shares of Common Stock or other securities or property issuable upon any such exercise as the Board or Committee shall, in its sole discretion, determine. In any such event, no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued; further, the minimum number of full shares of Common Stock which may be purchased upon any such exercise shall be the minimum number specified in paragraph 3 adjusted proportionately.

         7. Payment of the purchase price of the shares of Common Stock subject to the Option shall be made in cash or in whole shares of Common Stock already owned by the Option Holder or partly in cash and partly in such Common Stock. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Company at its principal office, attention of the President. Such notice shall (a) state the election to exercise the Option, the number of shares of Common Stock in respect of which it is being exercised and the manner of payment for such shares and (b) be signed by the person or persons so exercising the Option and, in the event the Option is being exercised pursuant to paragraph 5 by any person or persons other than the Option Holder, accompanied by appropriate proof of the right of such person or persons to exercise the Option. Such notice shall either (i) be accompanied by payment of the full purchase price of such shares of Common Stock, in which event the Company shall issue and deliver a certificate or certificates representing such shares as soon as practicable after the notice is received, or (ii) fix a date (not more than 10 business days from the date of such notice) for the payment of the full purchase price of such shares at the Company's principal office, against delivery of a certificate or certificates representing such shares. Cash payments of such purchase price shall, in either case, be made by cash or certified check payable to the order of the Company. Common Stock payments (valued at Market Price, as defined below, on the date of exercise) shall be made by delivery of stock certificates in negotiable form either duly endorsed in blank for transfer or accompanied by a duly executed stock power. All cash and Common Stock payments shall, in either case, be delivered to the Company at its principal office, attention of the President. If certificates representing Common Stock are used to pay all or part of the purchase price of the Option, a separate certificate shall be delivered by the Company representing the same number of shares as each certificate so used, and an additional certificate shall be delivered representing the additional shares to which the holder of the Option is entitled as a result of the exercise of the Option. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered as aforesaid to or upon the written order of the person or persons exercising the Option. All shares issued as provided herein will be fully paid and nonassessable.

         For purposes hereof, the term "Market Price" shall mean at any date, the mean between the high and low sales prices of a share of Common Stock on the NYSE Composite Tape or, if the Common Stock is not listed or admitted to trading on the NYSE, the mean between the high and low sales prices of a share of Common Stock on the principal national securities exchange on which the Common Stock is listed, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the mean between the high and low sales prices of a share of Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"), or, if the Common Stock is not reported by NASDAQ, the mean between the high and low sales prices of a share of Common Stock as reported by the National Quotation Bureau Incorporated, or, in all other cases, the value set in good faith by the Committee.

         8. The Option Holder hereby agrees to provide the Company no less than fifteen (15) days prior written notice of his or her intent to exercise the Option and to repay the Company the amount of Withholding Tax upon exercise, or at such earlier time as the Option may be determined to be taxable to the Option Holder, as set forth in the Plan. The Company shall have the right to retain or sell without notice, or to demand surrender of, shares of Common Stock in value sufficient to cover any Withholding Tax (that is, any tax including any Federal, state or local income tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to the Option), and to make payment (or to reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to the Option Holder. For purposes of this paragraph, the value of shares of Common Stock so retained, sold or surrendered shall be determined by the Committee and shall not be less than Market Price on the date that the amount of the Withholding Tax is to be determined (the "Tax Date"), and the value of shares of Common Stock so retained or sold shall be the actual net sale price per share (after deduction of commissions) received by the Company.

         Notwithstanding the foregoing, the person exercising the Option shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company with funds sufficient to enable the Company to pay such Withholding Tax or by requiring the Company to retain or to accept upon delivery thereof by the Option Holder shares of Common Stock sufficient in value (determined in accordance with the last sentence of the preceding paragraph) to cover the amount of such Withholding Tax. Each such election to have shares retained or to deliver shares for this purpose shall be subject to the following restrictions: (i) the election must be in writing and made on or prior to the Tax Date; and (ii) if the person exercising the Option is subject to Section 16 of the Exchange Act of 1934, the election to have shares retained to satisfy the Withholding Tax must either (a) be an irrevocable election made after the Effective Date and at least six months prior to the Tax Date or (b) take effect, or with respect to elections made prior to the Effective Date, be made, during the ten business day "window period" beginning on the third business day following the date on which the Company releases for publication its annual or quarterly financial statements and ending on the twelfth business day following the date of release thereof.

         9. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all fees and expenses necessarily incurred by the Company in connection with the issue of shares pursuant hereto and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

         10. As used herein, the term "Common Stock" shall, except as otherwise indicated by the context, mean the Common Stock, par value $.01 per share, of the Company as authorized on the date hereof.

         11. This Option Agreement has been entered into pursuant to and shall be governed by the laws of the State of Georgia.

         IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by its officer "hereunto duly authorized, and the Option Holder has hereunto set his or her hand and seal, all as of the day and year first above written.

                                     COMPANY

                                     IMAGE INDUSTRIES, INC.,

                                     By:
                                        ---------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------
                                     OPTION HOLDER

                                     ------------------------------------------
                                     Name:
                                          -------------------------------------
                                     Address:
                                             ----------------------------------

                                     ------------------------------------------

                                   EXHIBIT "B"
                                 PROMISSORY NOTE

$ ___________________                                    ______________, 19____

         FOR VALUE RECEIVED, (the "Payor") promises to pay to the order of Image Industries, Inc. (the "Payee") the principal sum of ___________________________________________ DOLLARS ($__________), in full on the six-month anniversary of the date hereof in the legal tender of the United States, payable in cash or by cashier's check at the principal office of the Payee located at Highway 140 Armuchee, Georgia, or at such other place as the Payee or other holder hereof may designate in writing; provided that the principal amount hereof shall be due and payable at such earlier time and from time to time to the extent of any proceeds received by the Payor from a sale of the Stock (as defined below).

         Should the principal amount not be paid when due, or should a default occur under the Stock Pledge Agreement of even date herewith, conveying title to
(i) common stock of Payee ("Stock") currently owned by Payor and (ii) Stock issuable upon exercise of options to acquire Stock of Payee as security for this indebtedness, the entire unpaid principal sum evidenced by this Note shall without notice to Payor, presentation or demand, become due and may be collected forthwith, time being of the essence of this Note. It is further agreed that failure of the Payor to exercise this right of accelerating the maturity of the debt, or any other indulgence granted from time to time, shall in no event be considered as a waiver of such right of acceleration or estop the Payee from exercising such right.

         In the event the principal amount is not paid when due, such amount shall bear interest at the rate of ten percent (10%) per annum from maturity. Should this Note, or any part of the indebtedness evidenced hereby, be collected by law or through an attorney, the holder shall be entitled to collect attorneys' fees in an amount equal to fifteen percent (15%) of the principal and interest and all costs of collection.

         This Note shall be governed by and construed under the laws of the State of Georgia and shall be binding upon the Payor and his heirs, legal representatives and successors and shall inure to the benefit of Payee, its successors and assigns. Each of the undersigned, whether principal, surety, guarantor, endorser, or other party, severally waives and renounces, each for himself and his family, any and all homestead and exemption rights he or his family may have under or by virtue of the laws of the State of Georgia, or any other State, or the United States, as against this debt or any renewal or extension thereof, and further waives demand, protest, notice of demand, protest and nonpayment.

         WITNESS the hand(s) and seal(s) of the undersigned as of the date first above written.

                                        PAYOR:

                                                                    (SEAL)
---------------------------             ----------------------------
Witness                                 Name:

                                   EXHIBIT "C"
                             STOCK PLEDGE AGREEMENT

         THIS AGREEMENT (the "Agreement"), made as of the _____ day of _______________, 19___, by and between ______________________________, a
____________ resident (hereinafter called "Pledgor") and Image Industries, Inc. (hereinafter called "Pledgee").

                              W I T N E S S E T H :

         WHEREAS, pursuant to a Plan and Agreement of Conversion dated July _, 1993 (the "Conversion Agreement"), the Pledgor has executed a Promissory Note in favor of Pledgee in the principal amount of $____________ (the "Note"); and

         WHEREAS, Pledgor desires to provide security for prompt and complete payment of the Note by hypothecating to Pledgee all of the shares of stock owned by Pledgor as hereinafter described, on the terms and conditions hereinafter set forth;

         IT IS THEREFORE AGREED:

         1.       PLEDGE.

         In consideration of the extension of credit by Pledgee as evidenced by the Note, the Pledgor hereby pledges, hypothecates and assigns to the Pledgee ______ shares of the issued and outstanding common capital stock of Pledgee (the "Common Stock") owned by Pledgor represented by share certificate no(s). _____ and all Common Stock underlying and issuable upon exercise of the nonqualified options to acquire shares of Common Stock (the "Options") evidenced by that certain Replacement Stock Option Agreement between Pledgee and Pledgor dated __________, 1993 (the "Option Agreement") (collectively, the "Pledged Stock"). Pledgor does herewith deliver to Pledgee the certificates representing the Pledged Stock and accompanying stock powers as evidence of the pledge and security interest granted hereby.

         2.       TERM.

         The Pledged Stock shall remain pledged to the Pledgee until the Note is paid in full, whereupon Pledgor shall be entitled to full right and title to, and possession of, the Pledged Stock free and clear of any liens, claims or encumbrances or any rights of the Pledgee.

         3.       VOTING RIGHTS AND DIVIDENDS.

         During the term of this pledge and so long as the Pledgor is not in default in the performance of any of the terms of the Note or as otherwise defined this Agreement (a) the Pledgor shall have the right to vote the Pledged Stock on all corporate questions, and the Pledgee shall execute, if requested by Pledgor, due and timely proxies in favor of the Pledgor to this end; (b) any cash dividends and other amounts hereafter declared or payable with respect to the Pledged Stock shall be received by Pledgor and shall be free from any claim by Pledgee under this Agreement or the Note; and (c) the Pledgor shall have the right to exercise the Options and acquire Common Stock thereunder upon notice to the Company as provided by and in accordance with the terms of the Option Agreement.

         4.       ADJUSTMENTS.

         In the event that, during the term of the pledge, any share dividend, reclassification, readjustment or other change is declared or made, or any of the Options are exercised with respect to any shares of Common Stock, all new, substituted or additional shares, or other securities issued by reason of any such change or exercise, shall be immediately pledged to Pledgee under the terms of this Agreement in the same manner as the Pledged Stock and shall be delivered to Pledgee. Pledgor does hereby authorize and instruct, and authorizes the Pledgee to instruct, the Pledgee's stock transfer agent (the "Transfer Agent"), who shall be entitled to rely upon this instrument and Pledgee's sole instruction as evidence of its authority to deliver any such shares of Common Stock directly to the Pledgee, and Pledgor shall execute and deliver any other such authorizations as necessary to effect the perfection of the pledge granted hereby and delivery of the Pledged Stock to Pledgor.

         5.       DEFAULT; POWER OF ATTORNEY.

         A default in the performance of any of the terms of the Note, the Conversion Agreement, the Option Agreement or this Agreement shall be deemed a default hereunder, and the Pledgee shall have the rights and remedies provided a secured creditor in the Uniform Commercial Code, Official Code of Georgia, Chapter 11-9, and any other applicable laws, in addition to all other rights and remedies under the Conversion Agreement, Note, Option Agreement and this Stock Pledge Agreement. In the event of such default, the Pledgee may and is hereby authorized (a) to initiate the transfer of the Pledged Stock into the name of the Pledgee and to instruct the Transfer Agent to effectuate the same; (b) to exercise the Options in the name of the Pledgor, and the Common Stock issuable thereupon shall be issued in Pledgor's name and delivered to the Pledgee; and
(c) to vote any or all of the Pledged Stock (whether or not the same has been transferred into its name) and give consents, waivers and ratifications in respect to the Pledged Stock and otherwise act with respect thereto as though it were the outright owner thereof. The Pledgor hereby irrevocably constitutes and appoints the Pledgee as the proxy and attorney-in-fact of the Pledgor to take any and all actions necessary or appropriate to effect the provisions of this Agreement upon the occurrence of and during the continuance of an event of default, with full power of substitution, and revoking all other proxies. Pledgee shall not at any time encumber or otherwise dispose of shares of Pledged Stock except in the event of a default under the Note and in accordance with the provisions of this Agreement. If any notification of intended disposition of any of the Pledged Stock is required by law, such notification, if mailed, shall be deemed reasonably and properly given if mailed to Pledgor in accordance with the notification provisions in the Option Agreement, attached hereto and incorporated herein by reference.

         In addition to the rights set forth above, in the event of a default as described herein, the Pledgee shall have the right to:

                  (a) sell, transfer, assign or otherwise dispose of the Pledged Stock for cash or credit, at any public or private sale in a commercially reasonable manner and for such reasonable price as the Pledgee may determine. In the event of such a sale, the Pledgee must account to the Pledgor for any surplus realized, and the Pledgor shall be liable to Pledgee for any deficiency in respect of amounts owed Pledgee under the Note;

                  (b) convey the Pledged Stock to Pledgor and reduce its entire claim for the Note to judgment; or

                  (c) instruct the Transfer Agent to effectuate the provisions of this Agreement.

         6.       COVENANTS OF PLEDGOR.

         The Pledgor hereby covenants that until such time as the Note shall be paid in full, the Pledgor will not sell, convey or otherwise dispose of any shares of the Pledged Stock or any interest therein, nor will the Pledgor create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever with respect to any of the Pledged Stock or the proceeds thereof other than that created hereby.

         7.       GENERAL.

         This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, heirs and assigns. This Agreement is given under and shall in all respects be governed by the laws of the State of Georgia. No modification, amendment or waiver of the terms hereof shall be valid or effective unless in writing and signed by all of the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    "PLEDGOR"

                                                                     (SEAL)
--------------------------          ---------------------------------
Witness

                                    "PLEDGEE"

                                    IMAGE INDUSTRIES, INC.

                                    By:
                                       ------------------------------------
                                     Title:
                                           --------------------------------



                                        3